EXHIBIT 12


                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                                    Nine Months
                                                          Ended
                                                   September 30                                 Year Ended December 31
                                             ------------------    ---------------------------------------------------
                                                2003       2002       2002       2001       2000       1999       1998
-----------------------------------------    -------    -------    -------    -------    -------    -------    -------
Income from continuing
operations (a)                               $ 1,311    $   947    $ 1,548    $ 1,418    $ 1,785    $   699    $   400
                                             -------    -------    -------    -------    -------    -------    -------
Add:
   Provision (credit) for taxes on
      income (other than foreign oil
      and gas taxes)                             522       (151)       (41)       172        871        306        204
   Interest and debt expense (b)                 265        243        309        411        540        515        576
   Portion of lease rentals
      representative of the interest
      factor                                      22         18          6          7          6         31         36
                                             -------    -------    -------    -------    -------    -------    -------
                                                 809        110        274        590      1,417        852        816
                                             -------    -------    -------    -------    -------    -------    -------
Earnings before fixed charges                $ 2,120    $ 1,057    $ 1,822    $ 2,008    $ 3,202    $ 1,551    $ 1,216
                                             =======    =======    =======    =======    =======    =======    =======
Fixed charges
   Interest and debt expense
      including capitalized
      interest (b)                           $   269    $   248    $   321    $   417    $   543    $   522    $   594
   Portion of lease rentals
      representative of the interest
      factor                                      22         18          6          7          6         31         36
                                             -------    -------    -------    -------    -------    -------    -------
   Total fixed charges                       $   291    $   266    $   327    $   424    $   549    $   553    $   630
                                             =======    =======    =======    =======    =======    =======    =======

Ratio of earnings to fixed charges              7.29       3.97       5.57       4.74       5.83       2.80       1.93
-----------------------------------------    =======    =======    =======    =======    =======    =======    =======

(a) Includes (1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.